Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Quarterly Cash Dividend

YORK, Pa.--(BUSINESS WIRE)--December 4, 2012--On December 4, 2012, the Board of Directors of The Bon-Ton Stores, Inc. (Nasdaq:BONT) declared a cash dividend of five cents per share on the Class A Common Stock and Common Stock of the Company payable December 21, 2012 to shareholders of record as of December 14, 2012. The Company is accelerating its dividend payment in advance of likely increases in taxes in 2013; payment would typically have occurred in the first quarter of fiscal 2013.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 273 department stores, which includes 11 furniture galleries, in 24 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com